SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [ ]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            FBL FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:



                                     [LOGO]

                            FBL FINANCIAL GROUP, INC.

                             5400 UNIVERSITY AVENUE
                           WEST DES MOINES, IOWA 50266


March 31, 1997

Dear Stockholder:

You are cordially invited to attend the Company's 1997 annual meeting to be held on Wednesday, May 21, 1997 at 9:00 a.m. central time, in the auditorium of the Company's home office building, 5400 University Avenue, West Des Moines, Iowa. We are excited to be hosting this meeting, our first annual meeting since becoming a publicly held company last summer.

The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions.

Whether or not you plan to attend this meeting, we urge you to sign and date the enclosed proxy card and return it as soon as possible so that your shares will be represented. The vote of every stockholder is important. Please note that mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

Your Board of Directors and management look forward to greeting personally those stockholders who are able to attend.


Sincerely,


           /s/ Edward M. Wiederstein           /s/ Thomas R. Gibson
               Edward M. Wiederstein               Thomas R. Gibson
               CHAIRMAN OF THE BOARD               CHIEF EXECUTIVE OFFICER




                                     [LOGO]

                            FBL FINANCIAL GROUP, INC.

                             5400 UNIVERSITY AVENUE
                           WEST DES MOINES, IOWA 50266
                                 MARCH 31, 1997


                                                             Richard D. Harris
                                                        Senior Vice President,
                                                       Treasurer and Secretary

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of FBL Financial Group, Inc. (the "Company"), will be held in the auditorium of the Company's home office building, 5400 University Avenue, West Des Moines, Iowa 50266 on Wednesday, May 21, 1997, at 9:00 a.m. central time, for the following purposes:

     1. For the holders of Class A Common Stock and Preferred Stock, Series A, voting as a single class, to elect three Class A directors;

     2.   For the holders of Class B Common Stock to elect 18 Class B directors;

     3. For all holders of Class A Common Stock, Class B Common Stock and Preferred Stock, Series A to vote on the recommendation of the Board of Directors that Ernst & Young LLP be appointed auditors of the Company for 1997; and

     4. To transact such other business as may properly come before the meeting.



                                    By Order of the Board of Directors

                                    /s/ Richard D. Harris
                                    Richard D. Harris
                                    SECRETARY




                                     [LOGO]

                            FBL FINANCIAL GROUP, INC.
                                 PROXY STATEMENT
                                 MARCH 31, 1997


This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FBL Financial Group, Inc. for the annual meeting of stockholders to be held on May 21, 1997. Only stockholders of record at the close of business on March 21, 1997 are entitled to notice of and to vote at the meeting. There were 17,666,810 Class A Common Shares, 1,192,990 Class B Common Shares and 5,000,000 Preferred Shares, Series A, outstanding and entitled to vote on that date. Each stockholder will be entitled to one vote per share on each matter to be voted on, except that the holders of Class A Common Shares and Preferred Shares, Series A, vote together as a group to elect Class A Directors, and the holders of Class B Common Shares vote to elect Class B Directors. The holders of a majority of the total number of shares entitled to vote, present in person or represented by proxy, constitute a quorum for the transaction of business.

The Company is mailing its annual report for the year ended December 31, 1996 together with this proxy statement and the enclosed proxy on or about March 31, 1997, to stockholders entitled to vote at the annual meeting.

When you sign and return the enclosed proxy, the shares represented thereby will be voted for the nominees for director of the respective class listed in this proxy statement, and for the proposal set forth in Item 2 in the Notice of Meeting, unless otherwise indicated on the proxy. Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by sending notice to the Secretary of the Company prior to the meeting. If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute. Regulations of the Securities and Exchange Commission permit the proxies solicited pursuant to the proxy statement to confer discretionary authority with respect to matters on which the Company did not know a reasonable time before the meeting, or which were omitted from the proxy statement and form of proxy pursuant to Securities and Exchange Commission rules. Accordingly, the proxy holders may use their discretionary authority to vote with respect to any such matter pursuant to the proxy solicited hereby.

Directors will be elected at the annual meeting by a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy and entitled to vote. Approval of the appointment of auditors requires the affirmative vote of the holders of a majority of shares represented in person or by proxy at the meeting and entitled to vote. With respect to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld or abstained, and broker non-votes, will be excluded entirely from the vote and will have no effect except to determine the existence of a quorum. Abstentions may be specified on all other proposals and will be counted as shares present for determination of a quorum, and will have the effect of a negative vote on the item voted upon. Broker non-votes with respect to approval of the appointment of auditors will not be counted in determining the amount of shares voted on such item and will have no effect on the outcome of the vote on the item.


                                     ITEM 1:

                              ELECTION OF DIRECTORS

Jerry L. Chicoine, John W. Creer and John E. Walker were elected as Class A Directors by the Board of Directors to fill vacancies created by increasing the size of the Board and splitting the directors into two classes, effective at the date of the Company's initial public offering in July 1996, as were Class B Directors Thomas R. Gibson, Richard D. Harris and Stephen M. Morain. All are standing for election by the Company's stockholders for the first time. Each other nominee was previously elected by the stockholders at the Company's 1996 Annual Meeting on March 12, 1996, and has served continuously as a director for the period succeeding the date of his or her election. The terms of all directors will expire at this Annual Meeting. No person, other than the directors of the Corporation acting solely in that capacity, is responsible for the naming of the nominees for Class A Director. Nomination and election of the Class B Directors by the holders of the Class B shares is subject to the provisions of the Class B Common Stockholder Agreement. A person who is an employee, officer or director of a holder of Class B shares or of any other Farm Bureau organization is not eligible to be elected as a Class A Director. The Class B Common Stockholder Agreement obligates the holders of Class B shares to elect the Presidents of the 15 state Farm Bureau federations in the states in which the Company's operations are conducted as Class B Directors. The Class B Common Stockholder Agreement also obligates the holders of Class B shares to cause the election of the President of the Iowa Farm Bureau Federation as Chairman of the Board and to elect the Chief Executive Officer of the Company and two other officers of the Company nominated by the Chairman of the Board as Class B Directors.

Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held.

NOMINEES FOR CLASS A DIRECTOR

JERRY L. CHICOINE is a Class A Director of the Company. He is Senior Vice President and Chief Financial Officer of Pioneer Hi-Bred International, Inc. (seed corn business), a position he has held since 1988. Mr. Chicoine was Senior General Counsel of Pioneer Hi-Bred International, Inc. from 1986 to 1988. Prior thereto he was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986. Mr. Chicoine is a lawyer and a certified public accountant. He is also a member of the board of directors of AmerUs Bank and Edge Technologies, Inc.

MEMBER: Audit, Budget, and Compensation Committees

DIRECTOR SINCE 1996      AGE: 54


JOHN W. CREER is a Class A Director of the Company. Since 1980, he has been President and Chief Executive Officer of the Farm Management Company, the agricultural real estate holding and management company wholly owned by the Church of Jesus Christ of Latter-day Saints (Mormon). As such he is responsible for management of a substantial multi-national resource. He is also Secretary of the worldwide church's Investment Policy Committee. Mr. Creer is a lawyer and received a doctorate of laws degree from the University of Munich.

MEMBER: Audit, Class A Nominating, and Compensation Committees

DIRECTOR SINCE 1996      AGE: 57


JOHN E. WALKER is a Class A Director of the Company. Mr. Walker retired January 1, 1996 from Business Men's Assurance (BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee. Mr. Walker is also a director and member of the Audit Committee of Lab One, Inc., Lenexa, Kansas, a publicly traded blood and urine testing business.

MEMBER: Audit, Budget, and Class A Nominating Committees

DIRECTOR SINCE 1996      AGE: 58


NOMINEES FOR CLASS B DIRECTOR

EDWARD M. WIEDERSTEIN is the Chairman of the Board and a Class B Director of the Company. He has been a director of the Iowa Farm Bureau Federation since 1986 and in 1995 was elected President of the Iowa Farm Bureau Federation. He is also a director and president of Farm Bureau Mutual Insurance Company (Farm Bureau Mutual) and Farm Bureau Life Insurance Company (Farm Bureau Life), and a director of Western Agricultural Insurance Company (Western Ag) and Western Farm Bureau Life Insurance Company (Western Life). Mr. Wiederstein owns and operates a 1,200 acre farm near Audubon, Iowa where he has been engaged in the business of cattle and hog feeding and grain farming since 1973. He is also a director of IASD Health Services Corporation.

MEMBER: Executive and Compensation Committees

DIRECTOR SINCE 1995      AGE: 48


THOMAS R. GIBSON, FSA, CLU, FLMI, is the Chief Executive Officer of the Company and of its major operating subsidiaries and a Class B Director of the Company. Mr. Gibson has been employed by the Company and its affiliates since 1966.

MEMBER: Executive and Investment Committees

DIRECTOR SINCE 1996      AGE: 52


RICHARD D. HARRIS is Senior Vice President, Secretary and Treasurer of the Company and its major operating subsidiaries and a Class B Director of the Company. He is Executive Director, Secretary and Treasurer of the Iowa Farm Bureau Federation; Senior Vice President and Assistant Secretary and Treasurer of South Dakota Mutual Insurance Company (South Dakota Mutual), and Vice President and Treasurer of Farm Bureau Management Corporation (Management Corp.), a subsidiary of the Iowa Farm Bureau Federation. He was elected to all of those positions effective September 1, 1996. Mr. Harris has been employed by the Company and its affiliates since 1996, and by the Iowa Farm Bureau Federation since 1968.

MEMBER: Executive and Investment Committees

DIRECTOR SINCE 1996      AGE: 52


STEPHEN M. MORAIN is Senior Vice President and General Counsel of the Company and a Class B Director. He also serves as General Counsel and Assistant Secretary of the Iowa Farm Bureau Federation; General Counsel, Secretary and director of Management Corp.; and Senior Vice President and General Counsel of the Company's major operating subsidiaries. Mr. Morain is also a director of Computer Aided Design Software, Inc., a director of Iowa Business Development Finance Corporation, and chairman and a director of Edge Technologies, Inc. Mr. Morain has been employed by the Company and its affiliates since 1977.

MEMBER: Executive and Investment Committees

DIRECTOR SINCE 1996      AGE: 51


V. THOMAS GEARY is the First Vice Chair and a Class B Director of the Company. He has been the President of the Idaho Farm Bureau Federation since 1983, and a director and President of Western Life since 1986. Mr. Geary has owned and operated Morningstar Farms near Burley, Idaho since 1954, which includes a cow-calf ranch and a mink ranch. He is also President and a director of Idaho Farm Bureau Mutual Insurance Company, Farm Bureau Insurance Service Company of Idaho and Farm Bureau Finance Company and a director of Western Ag.

MEMBER: Class B Directors Nominating Committee

DIRECTOR SINCE 1994      AGE: 68


ROGER BILL MITCHELL is a Class B Director and the Second Vice Chair of the Company. He has been President of the Colorado Farm Bureau since November 1988. Mr. Mitchell is also a director of Western Ag, a director and President of Colorado Farm Bureau Mutual Insurance Company and a member of the Colorado Water Quality Control Commission. Mr. Mitchell is managing general partner of Mitchell Ag Production, a family limited partnership with his two sons, which is a ten quarter potato and barley farming operation in the San Luis Valley of south central Colorado.

MEMBER: Budget Committee

DIRECTOR SINCE 1994      AGE: 52


KENNETH R. ASHBY is a Class B Director of the Company and has been the President of the Utah Farm Bureau Federation since November 1986. He has been a director and Vice President of Utah Farm Bureau Insurance Company and a director of Farm Bureau Life. Mr. Ashby has been President and General Manager of Ashby's Valley View Farms since September 1966.

MEMBER: Class A Directors Nominating Committee

DIRECTOR SINCE 1994      AGE: 56


AL CHRISTOPHERSON is a Class B Director of the Company. He has been President of the Minnesota Farm Bureau Federation since December 1988 and is also a director of Farm Bureau Mutual and American Ag. Mr. Christopherson is also a director of the American Farm Bureau Federation and serves on a number of agricultural boards including the Agricultural Utilization and Research Institute. Mr. Christopherson is a diversified grain and livestock farmer from Pennock, Minnesota, where he operates nearly 1,800 acres on the family farm, raising hogs, corn, soybeans, and wheat.

DIRECTOR SINCE 1994      AGE: 56


KENNY J. EVANS is a Class B Director of the Company. He is President and a director of the Arizona Farm Bureau Federation. Mr. Evans, a farmer, corporate executive and business owner, is also a former Chairman of the National Agricultural Labor Advisory Committee and a former Chairman of the Arizona Commission of Agriculture and Horticulture. He is a director of Western Life and a director and president of Western Ag.

MEMBER: Budget and Compensation Committees

DIRECTOR SINCE 1994      AGE: 51


GARY HALL is a Class B Director of the Company. He has been the President of the Kansas Farm Bureau Federation and affiliated companies, including Kansas Farm Bureau Life Insurance Company and Kansas Farm Bureau Mutual Insurance Company, since 1994. Mr. Hall is also a director of Western Ag. He has been a self-employed farmer and stockman since 1974, and he served as Kansas Secretary of Agriculture in 1990 and 1991.

DIRECTOR SINCE 1995      AGE: 46


KAREN J. HENRY is a Class B Director of the Company. She was elected as President of the Wyoming Farm Bureau Federation in 1994, after having served as a director since 1992. Ms. Henry is a director and President of Mountain West Farm Bureau Mutual Insurance Company and a director of Western Life and of Western Ag. She is involved in a family ranch and cattle operation.

DIRECTOR SINCE 1995      AGE: 49


RICHARD KJERSTAD is a Class B Director of the Company. He and his family have extensive farming and cattle ranching operations in western South Dakota. Mr. Kjerstad was elected President of the South Dakota Farm Bureau Federation in 1995. He is also President and a director of South Dakota Mutual and a director of Farm Bureau Life.

DIRECTOR SINCE 1995      AGE: 54


DAVID L. MCCLURE is a Class B Director of the Company. He is a farmer-rancher raising wheat, barley, hay, and cattle in the Lewistown, Montana area. Mr. McClure has been President of the Montana Farm Bureau Federation since 1987 and is also a director and Vice President of Mountain West Farm Bureau Mutual Insurance Company, a director of American Ag and Western Ag and a director and Vice President of Western Life. He was a member of the board of directors of the American Farm Bureau Federation from 1993 through 1996.

MEMBER: Class A Directors Nominating Committee

DIRECTOR SINCE 1994      AGE: 57


H. ELDON MERKLIN is a Class B Director of the Company. He has been President of the Oklahoma Farm Bureau Federation, and of the Oklahoma Farm Bureau Mutual Insurance Company since November 1993 and served on the Oklahoma Farm Bureau board of directors since 1975. Mr. Merklin was elected to the board of directors of the American Farm Bureau Federation in 1995. He is a director of American Ag, Western Ag and Western Life. In 1986, United States Secretary of Agriculture Richard Lyng appointed Mr. Merklin to the national Cattlemen's Beef Promotion and Research Board, where he served for seven years. Mr. Merklin resides near Mutual, Oklahoma, where he raises wheat and alfalfa, and stocker cattle and an Angus cow-calf herd.

MEMBER: Class A Directors Nominating Committee

DIRECTOR SINCE 1994      AGE: 63


BRYCE P. NEIDIG is a Class B Director. He has been President of the Nebraska Farm Bureau Federation and of Farm Bureau Insurance Company of Nebraska since 1981. He is also a director of Farm Bureau Life, American Ag and Western Ag. Mr. Neidig is also a director of the American Farm Bureau Federation and a director of Nebraska Blue Cross Blue Shield. He raises irrigated and dry land corn as well as soybeans and alfalfa on his Madison County farm.

MEMBER: Compensation Committee

DIRECTOR SINCE 1994      AGE: 65


HOWARD D. (DAN) POULSON, a Class B Director of the Company, has been President and Administrator of the Wisconsin Farm Bureau Federation and President of its affiliated companies, including Rural Mutual Insurance Company, since August 1991. He has served on the board of directors of Wisconsin Farm Bureau since 1969. He was appointed to the State of Wisconsin Department of Natural Resources Board in October 1995. Mr. Poulson is also a director of Farm Bureau Life. He and his wife operate a 250 acre hog and grain farm near Palmyra in Jefferson County, Wisconsin.

MEMBER: Budget Committee

DIRECTOR SINCE 1994      AGE: 60


HOWARD G. SCHMID is a Class B Director of the Company. He has been a director of the North Dakota Farm Bureau and Nodak Mutual Insurance Company since 1988 and was elected President of both organizations in 1990. Mr. Schmid is a director of Western Life and Western Ag. He and his wife have owned and operated a farm at Oberon, which is in north central North Dakota, since 1958, raising Durham wheat, hard red spring wheat, barley, sunflowers, and canola.

DIRECTOR SINCE 1994      AGE: 60


JOHN J. VAN SWEDEN is a Class B Director of the Company. Mr. Van Sweden is President and a director of the New Mexico Farm and Livestock Bureau, President and a director of Western Farm Bureau Mutual Insurance Company (Western Mutual), Chairman of Western Farm Bureau Management Corp. and a director of Western Life and Western Ag. He is also President of V7 Ranch Co., Inc., which has been in his family for five generations since 1868. This is a cow/calf/yearling and ranch operation, producing approximately 650 tons of hay per year, in the area of Raton, New Mexico.

MEMBER: Budget Committee

DIRECTOR SINCE 1994      AGE: 49



             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information as to shares of voting stock of the Company beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table below, and by all executive officers and directors of the Company as a group, including shares subject to employee and non-employee directors stock options exercisable on or prior to April 29, 1997. The percentage of Company shares beneficially owned by any Company director or nominee or by all directors and officers of the Company as a group, does not exceed 1%. Unless indicated otherwise in the footnotes below, all shares are directly owned as of February 28, 1997.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                        SHARES
                                                     BENEFICIALLY
             NAME                                       OWNED
             ----                                    ------------
             Kenneth R. Ashby                           2,000(a)
             Jerry L. Chicoine                          2,500(a)
             Al Christopherson                          2,000(a)
             John W. Creer                              2,000(a)
             Kenny J. Evans                             2,000(a)
             V. Thomas Geary                            2,000(a)
             Thomas R. Gibson                           2,828(c)
             Gary Hall                                  2,000(a)
             Richard D. Harris                            860(c)
             Karen J. Henry                             2,000(a)
             Timothy J. Hoffman                           848(c)
             Richard Kjerstad                           5,000(a)
             David L. McClure                           2,000(a)
             H. Eldon Merklin                           2,000(a)
             Roger Bill Mitchell                        2,000(a)
             Stephen M. Morain                          3,006(c)
             Bryce P. Neidig                            2,150(a)
             James W. Noyce                             2,073(c)
             William J. Oddy                            4,583(c)
             Howard D. Poulson                          2,000(a)
             Howard G. Schmid                           2,000(a)
             John J. Van Sweden                         2,000(a)
             John E. Walker                             2,300(a)
             Richard D. Warming                         2,515(c)
             Edward M. Wiederstein                          0
             All directors and executive officers
              as a group (33 persons)                  61,448(b)(c)

-----------------------
(a) Includes 2,000 Company shares subject to options exercisable within 60 days.

(b) Includes 34,000 Company shares subject to options exercisable within 60 days.

(c) Includes shares held in Company 401(k) Savings Plan by the following named executive officers: Gibson, 1,728; Harris, 860; Hoffman, 848; Morain, 2,006; Noyce, 2,073; Oddy, 4,583; Warming, 2,515; all directors and executive officers as a group, 19,448.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS(a)

                                                               NATURE OF
                                                               BENEFICIAL     PERCENT
TITLE OF CLASS       BENEFICIAL OWNER(b)                      OWNERSHIP(c)    OF CLASS
--------------       -------------------                      ------------    --------
Class A Common       Iowa Farm Bureau Federation               9,475,245         53.6
Class B Common       Iowa Farm Bureau Federation                 761,855         63.9
Series A Preferred   Iowa Farm Bureau Federation               5,000,000        100.0
Class B Common       Farm Bureau Mutual Insurance Company        186,866         15.7

----------------------
(a) No other person to the knowledge of the Company was the beneficial owner of 5% or more of the outstanding shares of any class of Company stock.

(b) The address of the Iowa Farm Bureau Federation and Farm Bureau Mutual Insurance Company is 5400 University Avenue, West Des Moines, Iowa 50266.

(c) The named beneficial owners have sole dispositive and voting power with respect to the shares owned by them.


              FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors held seven meetings during 1996. Each director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. The standing committees of the Board of Directors and the number of meetings held by each such committee in 1996 were as follows:

                                                NUMBER OF MEETINGS
          COMMITTEE NAME                         HELD DURING 1996
          --------------                        ------------------
          Executive Committee                           11
          Audit Committee                                2
          Budget Committee                               1
          Compensation Committee                         1
          Class A Nominating Committee                   0

The Company has established an Executive Committee composed of Messrs. Wiederstein (Chairman), Gibson, Harris and Morain. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

The Company has established an Audit Committee composed of Class A Directors Messrs. Chicoine, Creer and Walker, with Mr. Chicoine serving as Chairman. The Audit Committee must include only Class A Directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Audit Committee reviews the professional services to be provided by the Company's independent auditors and the independence of such auditors from management of the Company. The Audit Committee also reviews the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's internal audit staff. In addition to the usual and customary functions of an Audit Committee governed by the requirements of the New York Stock Exchange, the Audit Committee is required to review with the auditors and management any material transaction or series of similar transactions to which the Company was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of stock of the Company is a party. If the Audit Committee determines that any transaction or proposed transaction between the Company and Farm Bureau Mutual is unfair to the Company, the Company is required to submit the matter to a coordinating committee for resolution.

The Company has established a Class A Directors Nominating Committee which nominates candidates for election to the Board of Directors as Class A Directors. The Committee members are nominated by the Chairman of the Board, and include Messrs. Merklin, Ashby, McClure, Walker and Creer, with Mr. Merklin serving as Chairman of the Committee. The Committee must include at least two-thirds of the Class A Directors and may consist of up to five members of the Board nominated by the Chairman of the Board. Any action of the Class A Directors Nominating Committee requires the concurrence of at least 50% of the Class A Directors who are members of the Committee. The Committee will consider a nominee for election as a Class A Director recommended by a stockholder if the stockholder submits the nomination to the Committee. Stockholders may submit such nominations by addressing a letter to the Chairman of the Class A Directors Nominating Committee, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266. Under the Company's By-Laws a stockholder must provide advance notice to the Company in order for such stockholder to place into nomination a director at the annual meeting. Such notice must be received by the Secretary at the above address not less than 90 days prior to the first anniversary date of the preceding year's annual meeting, and must set forth the name, age, principal occupation, number of shares of Company stock beneficially owned, and the business and residence addresses of both the proposed nominee and the stockholder proposing to make such nomination.

The Company has established a Compensation Committee of the Board of Directors which has oversight responsibility with respect to compensation matters involving executive officers of the Company. The Compensation Committee is composed of Messrs. Wiederstein, Evans, Neidig, Chicoine and Creer, with Mr. Wiederstein serving as the Chairman of the Committee.

The Company has established a Budget Committee designated by the Chairman of the Board and composed of Messrs. Poulson, Mitchell, Van Sweden, Chicoine and Walker, with Mr. Poulson as Chairman. The Budget Committee reviews all budgets proposed by management and makes recommendations thereon to the Board of Directors.

The Company has also established an Investment Committee, a Class B Directors Nominating Committee and an Advisory Committee, and may establish other committees in its discretion. The Advisory Committee is composed of the general managers of the Farm Bureau affiliated property-casualty insurance companies in the Company's market territory.


                      DIRECTORS' COMPENSATION AND BENEFITS

All non-employee Class B Directors receive an annual retainer of $2,000. Class A Directors receive an annual retainer of $13,333. Additionally, all non-employee Directors receive a fee of $1,000 for each board meeting attended in person and a fee of $500 for each committee meeting attended in person. A fee of one half those respective amounts is paid for telephonic meetings or telephonic participation in a regular meeting, except that no compensation is paid for telephonic board or committee meetings of less than one-half hour. All Directors will be reimbursed for travel expenses incurred in attending board or committee meetings. In conjunction with the Company's initial public offering in 1996, all non-employee Directors received an option to purchase 2,000 shares of Class A Common Stock. Each new non-employee Director will receive an option to purchase 2,000 shares of Class A Common Stock of the Company upon initial election to the Board of Directors of the Company.


                              EXECUTIVE OFFICERS

The current executive officers of the Company are as follows:

NAME                     AGE                   POSITION
----                     ---                   --------
Edward M. Wiederstein    48    Chairman of the Board and Director

Thomas R. Gibson         52    Chief Executive Officer and Director

Richard D. Harris        52    Senior Vice President, Secretary and Treasurer
                               and Director

Stephen M. Morain        51    Senior Vice President and General Counsel and
                               Director

William J. Oddy          52    Chief Operating Officer

Timothy J. Hoffman       46    Chief Property-Casualty Officer

Richard D. Warming       63    Chief Investment Officer and Assistant Treasurer

James W. Noyce           41    Chief Financial Officer

Thomas E. Burlingame     52    Vice President, Associate General Counsel

Barbara J. Moore         45    Vice President, Property-Casualty Operations

Monte R. Roumpf          57    Vice President, Corporate Administration

JoAnn W. Rumelhart       44    Vice President, Life Operations

Robert L. Tatge          50    Vice President, Property-Casualty Operations

F. Walter Tomenga        50    Vice President, Corporate Affairs and Marketing
                               Services

Lynn E. Wilson           47    Vice President, Life Sales


Set forth below is a description of the business experience, principal occupation and employment during the last five years of the executive officers of the Company:

Biographical information for Messrs. Wiederstein, Gibson, Harris and Morain is set forth above under "Election of Directors."

William J. Oddy, FSA, MAAA, is Chief Operating Officer of the Company; in March 1997 he was also named as Executive Vice President and General Manager of the Company's life insurance subsidiaries. He is a member of the Investment Committee. Mr. Oddy has been employed by the Company and its affiliates since 1968.

Timothy J. Hoffman, FSA, CLU, ChFC, FLMI, LLIF, MAAA, was named Chief Property-Casualty Officer of the Company and Executive Vice President and General Manager of the Company's property-casualty subsidiaries in March 1997. He had been Chief Marketing Officer since 1993. He is a member of the Investment Committee. Mr. Hoffman has been employed by the Company and its affiliates since 1971.

Richard D. Warming is Chief Investment Officer and Assistant Treasurer of the Company and of the major operating subsidiaries. He is chairman of the Investment Committee of each of the companies. Mr. Warming has been employed by the Company and its affiliates since 1959.

James W. Noyce, CPA, FCAS, ASA, FLMI, MAAA, is Chief Financial Officer of the Company and its major operating subsidiaries. He was named CFO in December 1995, having served as Vice President- Controller since January 1991. He is a member of the Investment Committee, and Chairman of the Benefits Administration Committee for each of the companies and Chairman of the Asset Liability Management Committee of the Life companies. Mr. Noyce has been employed by the Company and its affiliates since 1985.

Thomas E. Burlingame is Vice President, Associate General Counsel of the Company and its major operating subsidiaries. Mr. Burlingame has been employed by the Company and its affiliates since 1980.

Barbara J. Moore, CPCU, AIM, Are, AAM, became Vice President,
Property-Casualty Operations for the Company and its major operating subsidiaries in January 1997. Ms. Moore has also been Senior Vice President of Property-Casualty Operations for Western Ag and Western Mutual since 1991. Ms. Moore has been employed by the Company and its affiliates since 1978.

Monte R. Roumpf, CPCU, FLMI, has been employed by the Company since 1968 and had served as its Vice President, Information Technology since 1991, before being named Vice President, Corporate Administration in January 1997.

JoAnn W. Rumelhart, FSA, MAAA, became Vice President - Life Operations of the Company and its major operating subsidiaries in July 1994. She began working for the Company in 1978, and served as Vice President - Client Services from January 1991.

Robert L. Tatge, FCAS, MAAA, CLU, ChFC, became Vice President -
Property-Casualty Operations for the Company and its major operating subsidiaries in July 1994. He has been employed by the Company since 1968 and previously served as Vice President - Underwriting and Claims from 1991.

F. Walter Tomenga, MPA, is the Company's Vice President, Corporate Affairs and Marketing Services. He was Vice President, Corporate Affairs from June 1994 to March 1997. He has been employed by the Company since 1989, previously serving as Member Health Services Vice President and as Vice President - Research and Development.

Lynn E. Wilson, CLU, CHFC, MSFS, was named Vice President, Life Sales in March 1997, after serving as Vice President, Multi-State Sales since July 1994. From 1989 to July 1994 he was Senior Vice President of Marketing for Western Life. He was an agent, and an agency manager for the Company from 1973 to 1985.


                             EXECUTIVE COMPENSATION

The following table summarizes the compensation paid by the Company and certain affiliates to the Chief Executive Officer and to the Company's five most highly compensated executive officers, other than the Chief Executive Officer, who were serving on December 31, 1996, for services rendered to the Company and these affiliates in all capacities during the fiscal year ended December 31, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                                     COMPENSATION
                                                                     ------------
                                          ANNUAL COMPENSATION           AWARDS
NAME AND                            ----------------------------     ------------       ALL OTHER(c)
PRINCIPAL POSITION(a)               YEAR      SALARY       BONUS     OPTIONS(#)(b)      COMPENSATION
---------------------               ----      ------       -----     -------------      ------------
Thomas R. Gibson                    1995     $275,000     $73,123             0           $24,662
 Chief Executive Officer            1996      294,000      86,707        67,200            26,483

Stephen M. Morain                   1995      235,000      25,216             0            14,683
 Senior Vice President              1996      251,215      55,567        43,065            14,490
 and General Counsel

William J. Oddy                     1995      227,000      60,360             0            22,581
 Chief Operating Officer            1996      241,000      71,076        55,086            25,660

Timothy J. Hoffman                  1995      171,000      32,478             0            15,879
 Chief Property-Casualty Officer    1996      181,000      40,036        31,029            16,272

Richard D. Warming                  1995      163,000      30,959             0            30,360
 Chief Investment Officer           1996      173,000      38,266        29,657            35,418
 and Assistant Treasurer

James W. Noyce                      1995      145,500      22,568             0            22,796
 Chief Financial Officer            1996      171,000      37,824        29,314            18,818

-----------------------
(a) In 1995, each person named was employed by Management Corp., a subsidiary of the Iowa Farm Bureau Federation, and, in addition to providing services to the Company, also provided services to affiliates of the Company such as Farm Bureau Mutual, South Dakota Mutual, and the Iowa Farm Bureau Federation, the financial results of which are not included in the Company's consolidated financial statements. The compensation expenses for these executives were allocated among the Company and each of the affiliates to which services were provided based primarily on the amount of time the executive devoted to each entity's affairs. For 1995, for each of the named persons, the portion of such executive's total compensation allocated to the Company was as follows: Gibson, 70.8%; Morain, 51.7%; Oddy, 63.6%; Hoffman, 77.0%; Warming, 98.2%; and Noyce, 59.0%. In 1996, these executives became employees of the Company and, accordingly, receive their total compensation from the Company (except for Mr. Morain who is an employee of the Company [as to approximately 40% of his 1996 compensation] and of Management Corp.). The Company charges a management fee for services provided by these executives to the Company's affiliates. See "Certain Transactions and Relationships -- Service Agreement with Farm Bureau Management Corporation."

(b) Awards comprised of qualified and nonqualified stock options. All options were granted at the time of the Comany's initial public offering in July 1996 with an exercise price equal to the initial offering price. The options have vesting periods as described in "Option Grants in Last Fiscal Year" table. Unvested options are forfeited upon voluntary termination of employment with the Company. All options will vest in the event of a change of control of the Company.

(c) All other compensation includes such items as the cost of life insurance coverage, the value of personal use of a company fleet automobile, a company flex cash (cafeteria) account, and educational bonus.


                        OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of stock options during the last fiscal year to the named executive officers under the Company's 1996 Class A Common Stock Compensation Plan. No stock options, freestanding stock appreciation rights (SARs) or other equity-based awards were granted to any executive officer or other persons by the Company prior to 1996.

                                               PERCENT OF TOTAL
                            NUMBER OF         OPTIONS GRANTED TO
                      SECURITIES UNDERLYING      EMPLOYEES IN        EXERCISE OR       EXPIRATION       GRANT DATE
                       OPTIONS GRANTED(a)        FISCAL YEAR       BASE PRICE($/sh)      DATE       PRESENT VALUE(b)
                      ---------------------   ------------------   ----------------    ----------   ----------------
Thomas R. Gibson             67,200                  9.4%               $17.50          7/19/06          $237,216
Stephen M. Morain            43,065                  6.0%                17.50          7/19/06           152,019
William J. Oddy              55,086                  7.7%                17.50          7/19/06           194,454
Timothy J. Hoffman           31,029                  4.3%                17.50          7/19/06           109,532
Richard D. Warming           29,657                  4.1%                17.50          7/19/06           104,689
James W. Noyce               29,314                  4.1%                17.50          7/19/06           103,478


----------------------
(a) All options were granted in conjuntion with the Company's initial public offering July 19, 1996, and the exercise price of the options equals the initial offering price. Each of these options has a term of up to 10 years and becomes exercisable in five approximately equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Unvested options are forfeited upon a voluntary termination of employment with the Company. Options vest in the event of a change of control of the Company. The options granted are incentive stock options to the extent permitted under the Plan and the Internal Revenue Code, and the remainder are nonqualified stock options.

(b) The grant date present value of these options was estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.5%; dividend yield of 1.6%; volatility factor of the expected market price of the Company's Class A Common Stock of 0.12, and a weighted average life expectancy of the options of 5.1 years. The weighted average grant date fair value of the options granted during 1996 was $3.53 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, giving no assurance that the value realized by a named individual will be at or near the value extimated by the Black-Scholes model.

(c) In 1996 options for the purchase of a total of 821,232 shares of Class A Common Stock were granted, leaving approximately 928,768 shares of Class A Common Stock available for grant as additional Awards under the Plan. To date, no grants of SARs or stock bonuses have been made under the Plan.


                       AGGREGATED OPTION/SAR EXERCISES IN
                  LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table provides information with respect to the named executive officers, concerning the exercise of options during the last fiscal year and value of unexercised options held as of the end of the fiscal year:

                                                    NUMBER OF SECURITIES                VALUE OF
                         SHARES                    UNDERLYING UNEXERCISED       UNEXERCISED IN-THE-MONEY
                      ACQUIRED ON      VALUE      OPTIONS/SARS AT FY-END(#)    OPTIONS/SARS AT FY-END($)
NAME                    EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(a)
----                  -----------     --------    -------------------------   ----------------------------
Thomas R. Gibson           0             0                0/67,200                     0/495,600
Stephen M. Morain          0             0                0/43,065                     0/317,604
William J. Oddy            0             0                0/55,086                     0/406,259
Timothy J. Hoffman         0             0                0/31,029                     0/228,838
Richard D. Warming         0             0                0/29,657                     0/218,720
James W. Noyce             0             0                0/29,314                     0/216,191


------------------------
(a) Value determined from market price at fiscal year end ($24.875) less exercise price. The actual value, if any, that an executive may realize will depend on the stock price on date of exercise of an option, so there is no assurance the value stated will be equal to the value realized by the executive.


                                PENSION BENEFITS

Employees are generally covered under the Iowa Farm Bureau Federation and Affiliated Companies Retirement Plan, the Supplemental Retirement Plan and the Iowa Farm Bureau Federation Affiliates Supplemental Retirement Plan (Pension Plans). The three plans operate as a single plan to provide total benefits to all participants. The former two are qualified plans under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $150,000 under
Section 401(a)(1) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The Pension Plans are generally available to all employees and officers and provide for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during that year. The pension table below reflects the total pension benefits provided according to remuneration and completed years of service.


                          ANNUAL PENSION PLAN BENEFITS


  ASSUMED HIGH                          YEARS OF SERVICE
36 MONTH AVERAGE    --------------------------------------------------------
  ANNUAL SALARY        15          20          25         30          35
----------------    --------    --------    --------    --------    --------
     $125,000       $ 40,625    $ 56,250    $ 71,875    $ 87,500    $ 87,500
      150,000         48,750      67,500      86,250     105,000     105,000
      175,000         56,875      78,750     100,625     122,500     122,500
      200,000         65,000      90,000     115,000     140,000     140,000
      225,000         73,125     101,250     129,375     157,500     157,500
      250,000         81,250     112,500     143,750     175,000     175,000
      300,000         97,500     135,000     172,500     210,000     210,000
      350,000        113,750     157,500     201,250     245,000     245,000


The credited years of service as of December 31, 1996 for Messrs. Gibson, Morain, Oddy, Hoffman, Warming, and Noyce were 30, 19, 28, 25, 37, and 11, respectively.

The plan is a defined benefit plan which provides monthly income to retirees who have worked for at least 10 years and attained age 55. The amount provided is a percentage of the high 36 consecutive month average salary calculated according to the following formula: 2% per year for the first 10 years of service, plus 2 1/2 % for each year above 10 years of service up to 30 years of service. Unreduced early retirement benefits are provided after 30 years of service or upon attainment of 85 age plus service points.

Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which he exceeds 500 hours of service.

The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. Other options, including lump sum, are available to the retiree on an actuarially equivalent basis.

The compensation covered by the Pension Plan is calculated based upon total salary and bonuses paid to the participant during the given year. The Company does not make any matching 401(k) salary reduction contributions.

The annual benefits shown in the above table are not reduced to reflect the limitations imposed by federal tax laws, which place upper limits on the benefits which may be provided to any individual by tax qualified pension plans. The Iowa Farm Bureau Affiliates Supplemental Retirement Plan is an unfunded, non-qualified plan, which provides that it will pay directly the difference between the retirement benefit normally calculated under the Iowa Farm Bureau Federation and Affiliated Companies Retirement Plan and the Supplemental Retirement Plan, consistent with federal tax law. In 1996, Messrs. Gibson, Morain, Oddy, Hoffman, Warming, and Noyce received allocations under the Supplemental Plan for services provided to the Company of $81,392, $40,542, $63,557, $14,914, $127,638, and $7,563, which amounts are not included in the Summary Compensation Table set forth above.

OTHER COMPENSATION PLANS

Farm Bureau Mutual sponsors a bonus plan for all employees, which includes a management performance (bonus) plan in which executives, department heads and managers of Farm Bureau Mutual and its affiliates, including the Company and its subsidiaries, participate. On an annual basis, the Company establishes various and distinct goals for its executives, division heads and managers. Goals generally relate to such matters as life insurance and property-casualty new business production, expense levels and earnings. Attainment of goals can result in payment of cash bonuses ranging up to 50% of base salary for Mr. Gibson and Mr. Oddy and up to 12% for managers. Payment of the performance incentive is made annually in a single, separate lump sum payment on or before February 14th of the ensuing year.


                BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of the Company (the "Committee") is responsible for oversight of compensation policies which govern annual compensation and stock ownership programs for the executive officers as well as other employees of the Company and its subsidiaries. However, the Company's 1996 Class A Common Stock Compensation Plan is administered by the Board of Directors as a whole. The Compensation Committee was established in July 1996 at the time of the Company's initial public offering. It has initially affirmed the Company's historical compensation framework and expects to continue examining the relationship of the compensation criteria to existing systems and incentives.

COMPENSATION CRITERIA

In making compensation determinations, the Committee considers and endeavors to attain the following goals:

         1) attract and retain highly qualified and motivated executive officers and employees,

         2) encourage and reward achievement of annual and long-term financial goals and operating plans of the Company, and

         3) encourage executive officers and employees to become stockholders with interests aligned with those of other stockholders.

The Committee's policy with regard to the compensation of executive officers is to meet the foregoing goals through a combination of base salary, annual bonus, stock ownership, and other benefits with a focus on encouraging executive officers to attain performance goals that are designed to favorably impact overall Company performance.

COMPENSATION COMPONENTS

The basic components of compensation for executive officers, including those individuals listed in the Summary Compensation Table, are in four areas:

BASE SALARY: The Committee sets salary ranges annually which are intended to reflect the median level of base pay for comparable positions at companies of similar size and complexity. The Committee reviews salary survey data provided by independent survey consultants. Based on the scope and responsibility of the position in the survey compared to the scope and responsibility of the position at the Company, the Committee determines whether the officer's salary range should be set above or below the median level of the industry. To determine the level of a specific salary within its range, the Committee considers management input regarding the officer's length of service in the position, experience, and management skills in handling short and long range issues. In addition, the Committee reviews the officer's performance during the prior year measured against predetermined corporate and individual plans and objectives set by management.

ANNUAL BONUS: The Committee believes that a significant portion of annual cash compensation for the executive officers should be variable ("at risk") and tied to the Company's financial results. The Company annually establishes profit, growth, and other goals. Depending upon attainment of the goals, certain executive officers may receive a bonus amount of up to 50% of base salary.

STOCK OWNERSHIP: The Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership. The Committee expects that over time, executive officers will establish ownership positions that are of significant value as a percentage of the annual salary of such officers.

The Employee Stock Option Plan provides for the award of stock options (nonqualified and incentive stock options), stock appreciation rights ("SARs"), and shares of restricted stock. The Board of Directors encourages ownership of Company stock through the grant of options to participants in the Plan. To determine who will participate and the amount of awards, the Company adopted a formula which covers key management employees, and bases awards on their position, salary, and previous grants. Generally, the amount increases with the level of position. The Committee and the Board of Directors intends to make grants of options on an annual basis and establish a vesting schedule at each grant date. The options granted in 1996 in conjunction with the initial public offering were "front end loaded" to represent the bulk of grants to be made under the formula during the first four years of the plan. The 1996 options vest in 20% increments on the first, second, third, fourth, and fifth anniversary of the grant date. In 1996, a total of 821,232 options were awarded to 100 participants.

EMPLOYEE BENEFITS: The Company offers benefit plans such as vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees.

CEO COMPENSATION: The compensation of Mr. Gibson includes the above four factors. Mr. Gibson has been Chief Executive Officer of the Company since its formation in 1993, and chief executive officer of its major operating subsidiaries since 1991. His base salary has been set based on market factors, his prior performance and in part in recognition of his additional responsibilities with formation of the Company and its growth. Under Mr. Gibson's leadership, the Company has grown both internally and by combining other Farm Bureau insurance entities either under management agreements or as subsidiaries. The Company has become positioned as a consolidator of Farm Bureau insurance companies and believes it is well positioned to continue its internal growth due to its geographic spread, growth of exclusive agency force and ability to cross sell its various products to its existing customers. Mr. Gibson's base salary was increased by 7% in 1996 to $294,000, and he earned a bonus equal to 29% of that base salary based on 1996 Company performance of established goals. Mr. Gibson was awarded options for 67,200 shares of Class A Common Stock in 1996, which is 9.4% of the awards granted to all employees in the year.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code (the "Code") generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to the company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to the $1 million deduction limitation. Options and stock appreciation rights granted under the Stock Option Plan satisfy the requirements for performance-based compensation. The Committee currently does not anticipate that any executive officer will be paid compensation from the Company in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the Committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.

                                 COMPENSATION COMMITTEE
                                 Edward Wiederstein, CHAIRMAN
                                 Jerry Chicoine
                                 John Creer
                                 Kenny J. Evans
                                 Bryce Neidig


                               PERFORMANCE GRAPHS

The following performance graph compares the performance of the Company's Class A Common Stock since its initial public offering on July 19, 1996 with the performance of the S & P 500 index and with the performance of the Value Line
Insurance: Life Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested.


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

               FBL Financial Group, Inc., Standard & Poors 500 and
                        Value Life Insurance: Life Index
                     (Performance Results Through 12/31/96)

                               [PLOT POINTS GRAPH]

FBL FINANCIAL GROUP, INC.          $138.59
Standard & Poors 500               $126.97
Insurance: Life Index              $117.01


Assumes $100 invested at the open of trading (07/19/96) in FBL Financial Group, Inc. Class A Common Stock, Standard & Poors 500 and the Value Line
Insurance: Life Index.

                                                      SOURCE: VALUE LINE, INC.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION OF THE COMPANY

FBL Financial Group, Inc. was incorporated as an Iowa corporation in 1993. In March 1996, the Company's shareholders approved a restatement of its articles of incorporation and each share of outstanding common stock was split into 1,900 shares of Class A Common Stock and 100 shares of Class B Common Stock, in preparation for the Company's initial public offering.

In December 1995, the stock of Utah Farm Bureau Insurance Company (Utah Insurance) was transferred by its owner, FBL Financial Services, Inc. through Farm Bureau Life, and Utah Insurance thereby became a direct subsidiary of the Company. At June 30, 1996, the Farm Bureau Mutual reinsurance pool was revised to increase the percentage of the pool attributable to Utah Insurance from 8% to 20% with an effective date retroactive to January 1, 1996. Farm Bureau Life in 1996 transferred the stock of FBL Financial Services, Inc., which thereby became a direct subsidiary of the Company.

Contemporaneously with the initial public offering, Iowa Farm Bureau Federation exchanged 5,000,000 shares of Class A Common Stock for 5,000,000 shares of Preferred Stock, Series A.

SERVICES AGREEMENT WITH FARM BUREAU MANAGEMENT CORPORATION

The Company is a party to a Services Agreement (Services Agreement) with Management Corp. which extends through December 31, 2005. Under the Services Agreement, Management Corp. provides to the Company certain management services. The Company provides to Management Corp. most of the personnel used by Management Corp. in its operations, as well as human resources services, legal services, and the use of certain property and equipment. The Services Agreement is terminable by either party upon 180 days prior written notice to the other party, or immediately in the event of certain insolvency events with respect to either party. The services provided by Management Corp. are to be provided in accordance with policies, directives, and final approval authority of the Board of Directors of the Company. For such services the Company or Management Corp., as the case may be, is reimbursed for all expenses incurred in providing such services (billed quarterly in advance based on Management Corp.'s current fiscal year budget and payable within 15 days of the beginning of the quarter) and the Company receives a fee equal to one-half of one percent of all such expenses. The Company provides similar services to its subsidiaries and to Farm Bureau Mutual and South Dakota Mutual, pursuant to similar service agreements which provide for cost reimbursement and a fee of one-half of one percent thereof to be paid to the Company.

The services described above together with substantial additional services were provided to the Company and its subsidiaries by Management Corp. prior to January 1, 1996 pursuant to the provisions of management services agreements which were terminated by agreement of the parties during 1996. During 1995 all of the personnel providing services to the Company and its subsidiaries were employees of Management Corp. In 1996 most of these employees (approximately 1,100) became employees of the Company. The cost of the services provided to the Company by Management Corp. prior to January 1, 1996 was allocated based on time and other factors, and 100% of the expenses incurred by Management Corp. on behalf of the Company or its subsidiaries was paid to Management Corp. During the years ended December 31, 1996, 1995 and 1994 such payments to Management Corp. (inclusive of wage and salary reimbursement of the transferred employees) were $2.6 million, $29.7 million, and $3.1 million, respectively. During 1996, Farm Bureau Mutual paid approximately $176,000 to the Company under a management contract.

FARM BUREAU MUTUAL POOL

Utah Insurance participates in the Farm Bureau Mutual pool with Farm Bureau Mutual and South Dakota Mutual pursuant to reinsurance agreements, with all three companies operating under the common management of the Company. All retained insurance business of Utah Insurance and South Dakota Mutual is assumed by Farm Bureau Mutual. The combined business is then assumed by the three property-casualty companies, in specified proportions, not in excess of an amount that would create a net written premium to surplus ratio that exceeds acceptable industry standards.

In the pool, all premiums, losses, loss adjustment expenses, acquisition and other underwriting and administrative expenses are combined and distributed proportionately to each property-casualty company, thus providing the three companies with substantially the same underwriting results for any given accident year. The overall operating results of the three companies differ based on their respective investment income, changes in the companies' level of participation in the pool and other miscellaneous items.

In addition, effective January 1, 1996, Farm Bureau Mutual entered into a loss pooling agreement with Western Ag, which in turn quota share reinsures business of Western Mutual. Western Ag and Western Mutual are Farm Bureau affiliated companies in Arizona and New Mexico, respectively, that are also managed by the Company. Under the loss pooling agreement all direct and assumed premiums, losses and allocated loss adjustment expenses (but not acquisition and other general underwriting expenses) of Farm Bureau Mutual, Utah Insurance and South Dakota Mutual are pooled with these same items for Western Ag and Western Mutual. Effective January 1, 1997, Western Ag and Western Mutual became full participants in the Farm Bureau Mutual pool. Accordingly, acquisition and general underwriting expenses as well as premiums, losses and loss adjustment expenses of these companies are pooled.

STOCKHOLDERS' AGREEMENT REGARDING MANAGEMENT AND TRANSFER OF SHARES OF CLASS B COMMON STOCK

All of the Class B Common Stock of the Company is owned by Farm Bureau organizations. As holders of all of the Class B Common Stock of the Company, these organizations have entered into the Stockholders' Agreement regarding management and the transfer of the Class B Common Stock (Stockholders' Agreement).

The Stockholders' Agreement provides that the holders of the Class B Common Stock will vote for the election, as Class B Directors of the Company, of (i) the Presidents of each of the 15 state Farm Bureau Federations which own or are affiliated with the owners of the Class B Common Stock and (ii) the Chief Executive Officer of the Company and two additional officers of the Company nominated by the Chairman of the Board. The Stockholders' Agreement also provides that as long as a single state Farm Bureau Federation and its affiliates own in excess of 50% of the outstanding shares of Class B Common Stock (the Iowa Farm Bureau Federation owns approximately 63.9% of the Class B Common Stock), the Class B Common Stockholders will direct the Class B Directors to elect the President of such state Farm Bureau Federation as the Chairman of the Board, and to elect persons nominated by the Chairman to serve as Chief Executive Officer, Secretary and Treasurer.

In the event that a Class B Director chooses to vote other than as directed pursuant to the requirements of the Shareholders' Agreement, the holders of not less than 10% of the Class B Common Stock may request a special meeting of the Class B Common Stockholders, for the purpose of removing the Class B Director, and either replacing such director with a qualified person or leaving the position vacant.

The holders of Class B Common Stock may not transfer the stock to any person which is not a Farm Bureau organization, and any attempted transfer in violation of the Stockholder's Agreement causes the Class B Common Stock so transferred to automatically be converted to Class A Common Stock.

The holders of 90% of the Class B Common Stock, together with the Company, may amend the Stockholders' Agreement.

RELATIONSHIP WITH FARM BUREAU ORGANIZATIONS

American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau Federations. Through a membership agreement the Iowa Farm Bureau Federation (the Company's principal stockholder) and similar state Farm Bureau Federations throughout the country agree to cooperate in reaching these objectives.

American Farm Bureau Federation is the owner of the "Farm Bureau" and "FB" trade names and related trademarks and service marks including "FB design" which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. The Company is licensed by the Iowa Farm Bureau Federation to use the "Farm Bureau" and "FB" designations in Iowa, and pursuant thereto royalties of $491,000, $299,000 and $300,000, respectively, were paid to the Iowa Farm Bureau Federation for the years ended December 31, 1996, 1995 and1994. The Company's subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Total royalties paid to Farm Bureau organizations other than the Iowa Farm Bureau Federation in 1996, 1995 and 1994 were $868,000, $620,000 and $693,000, respectively. Royalty payments in excess of $60,000 were made to Farm Bureau organizations in Colorado (1996 - $65,000), Idaho (1996 - $76,000), Minnesota (1996 - $167,000, 1995 - $148,000 and 1994 -
$177,000), Nebraska ($1996 - $66,000 and 1994 - $78,000), Oklahoma (1996 -
$109,000, 1995 - $94,000 and 1994 - $98,000), South Dakota (1994 - $66,000),
Utah (1996 - $85,000), and Wisconsin (1996 - $63,000).

HOME OFFICE BUILDING AND CERTAIN OTHER EXPENSE ALLOCATIONS AND TRANSACTIONS

The Company shares home office facilities, as well as certain management personnel, with the Iowa Farm Bureau Federation and certain of its affiliates, including Farm Bureau Mutual and various service companies. Costs are allocated by factors such as the amount of space used for functions of the various companies, and time studies and estimates of time spent by personnel for each of the companies. Costs allocated to life insurance activities are further divided proportionately between Farm Bureau Life and Western Life based on relative amounts of direct written premiums attributable to each. The allocations are reviewed and approved by the boards of directors of the respective companies.

The Company and its subsidiaries provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Company's two largest stockholders, the Iowa Farm Bureau Federation and Farm Bureau Mutual. The company providing such services is reimbursed based on an allocation of the cost of providing such services.

The Company's home office facilities are owned by Farm Bureau Life which leases a portion of such facilities to the Iowa Farm Bureau Federation and Farm Bureau Mutual. In 1996, 1995 and 1994, the Iowa Farm Bureau Federation paid Farm Bureau Life rent of approximately $60,000, $61,000 and $62,000, respectively. In 1996, 1995 and 1994, Farm Bureau Mutual paid Farm Bureau Life approximately $1,323,000, $1,468,000 and $1,413,000, respectively, in rent.

Farm Bureau Life owns aircraft which are available for use by the Company's affiliates. In 1996, 1995 and 1994, Farm Bureau Mutual paid the Company approximately $113,000, $78,000 and $73,000, respectively, for use of such aircraft. In 1996, the Iowa Farm Bureau Federation paid the Company approximately $94,000 for use of such aircraft.

Through its subsidiary, FBL Leasing Services, Inc., the Company owns and leases computer equipment, furniture and automobiles to other Farm Bureau organizations. In 1996, 1995 and 1994, the Iowa Farm Bureau Federation paid approximately $314,000, $339,000 and $354,000, respectively, in aggregate leasing fees. Farm Bureau Mutual paid aggregate leasing fees of approximately $2,034,000, $1,984,000 and $1,857,000, respectively.

Through its investment advisor subsidiary, FBL Investment Advisory Services, Inc., the Company provides investment advice and related services. Farm Bureau Mutual paid the Company approximately $288,000, $275,000 and $232,000 for such services in 1996, 1995 and 1994, respectively.

During 1996 the Company, through its subsidiaries, sold investments to Farm Bureau Mutual as follows: (a) FBL Ventures of South Dakota, Inc. sold 13 private equity securities for $6,000,000; (b) Farm Bureau Life sold 33.3% of its investment in a limited partnership for $448,000; and (c) Farm Bureau Life sold 600,000 common shares of one equity investment for $12,989,000. These sales were made at the estimated fair market values of the securities being sold on the respective dates of the transactions.

Effective January 1, 1996, the Company entered into marketing agreements with the property-casualty companies operating within its marketing territory, including Farm Bureau Mutual and other affiliates. Under the marketing agreements, the property-casualty companies assumed responsibility for development and management of the Company's agency force for a fee equal to a percentage of commissions on first year life insurance premiums and annuity deposits. In addition, a service fee commission is paid to the property-casualty companies operating in the multi-line states equal to 30% of commissions on renewal premiums. The Company paid $2,505,000 to Farm Bureau Mutual under these arrangements during the year ended December 31, 1996.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, or upon written representations received from certain reporting persons, the Company believes that, during 1996, all section 16(a) filing requirements applicable to its officers, directors and ten-percent shareholders were complied with.


                                     ITEM 2:

                              APPROVAL OF AUDITORS

Item 2 concerns the recommendation of the Audit Committee and the Board of Directors that Ernst & Young LLP be appointed auditors for 1997, which is being presented to stockholders for approval. Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR 1997, AS PROPOSED IN ITEM 2.


                              STOCKHOLDER PROPOSALS

Proposals which stockholders intend to present at the 1998 annual meeting of stockholders must be received by the Secretary of the Company, Richard D. Harris, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by November 30, 1997, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 1998 annual meeting. In addition, under the Company's By-Laws a stockholder must provide advance notice to the Company in order for such stockholder to bring any business before the annual meeting. Such notice must be received by the Secretary at the above address not less than 90 days prior to the first anniversary date of the preceding year's annual meeting, and must describe the business proposed to be brought before the annual meeting, the reasons for bringing it, any material interest of the stockholder in such business, the stockholder's name and address and the number of shares of Company stock beneficially owned by the stockholder.


                                  OTHER MATTERS

Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. The Company will pay the cost of all proxy solicitation.

                                     By order of the Board of Directors,


                                     /s/ Richard D. Harris
                                     Richard D. Harris
                                     SECRETARY

                                     Dated: March 31, 1997




                                     [LOGO]

                            FBL FINANCIAL GROUP, INC.


                                                                  March 31, 1997

Dear Shareholder:

The annual meeting of Stockholders of FBL Financial Group, Inc. will be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa at 9:00 a.m. on Wednesday, May 21, 1997. At the meeting Class A Stockholders will elect three directors, Class B Stockholders will elect 18 directors, and the stockholders will act on a proposal to ratify the selection of Ernst & Young LLP as independent auditors.

It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.




                             Detach Proxy Form Here
--------------------------------------------------------------------------------
PROXY
CLASS A COMMON SHAREHOLDERS

                            FBL FINANCIAL GROUP, INC.
                           ANNUAL MEETING MAY 21, 1997
      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Edward M. Wiederstein and Thomas R. Gibson, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 21, 1997, at 9:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

1.   Election of Class A Directors:

     [ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY
         (except as marked to the                to vote for all nominees
          contrary below)                        listed below

                Jerry L. Chicoine, John W. Creer, John E. Walker

     INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW.

   ----------------------------------------------------------------------------

2. Proposal to ratify the appointment of Ernst & Young LLP as independant auditors for the Company:

                       [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3.   On any other matter that may be submitted to a vote of shareholders.

(YOU ARE REQUESTED TO COMPLETE, SIGN, AND RETURN THIS PROXY PROMPTLY)


                            (Detach Proxy Form Here)
--------------------------------------------------------------------------------

THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MANAGEMENT.


                                            Dated ________________________, 1997

                                            ____________________________________

                                            ____________________________________
                                            Please sign name or names as
                                            appearing on this proxy. If signing
                                            as a representative, please indicate
                                            capacity.